Exhibit 99.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is dated as of May 30, 2018, by and among Euroseas Ltd., a Marshall Island corporation (“Euroseas”), and the holders of shares of Euroseas Series B Convertible Preferred Stock whose signatures appear on the signature page attached hereto (each a “Holder” and collectively the “Holders”).

Preliminary Statement

WHEREAS, each Holder currently holds shares of Euroseas Series B Convertible Preferred Stock, par value $0.01 per share and stated value $1,000 per share (“Euroseas Series B Preferred Stock”), convertible into shares of Euroseas common stock, par value $0.03 per share (“Common Stock”), at a conversion price of $10.91 per share;

WHEREAS, Euroseas intends to (i) contribute six of its vessels to a newly-formed, wholly-owned subsidiary, EuroDry Ltd., a Marshall Islands corporation (“EuroDry”) and (ii) thereafter spin-off EuroDry to shareholders of Euroseas (the “Spin-Off”);

WHEREAS, prior to the Spin-Off, Euroseas will own all shares issued by EuroDry, including 19,042 shares of Series B Convertible Preferred Stock of EuroDry, par value $0.01 per share and stated value $1,000 per share (the “EuroDry Series B Preferred Stock”);

WHEREAS, each of the Holders desires to purchase from Euroseas the number of shares EuroDry Series B Preferred Stock set forth next to such Holder’s name on Exhibit A hereto (the “Purchased Shares”);

WHEREAS, subject to the terms and conditions set forth herein, each of the Holders will purchase, and Euroseas will sell to each such Holder, the number of Purchased Shares set forth on Exhibit A hereto for the consideration of one share of Euroseas Series B Preferred Stock (such shares delivered as consideration for the Purchased Shares, the “Delivered Shares”) for each share of EuroDry Series B Preferred Stock so purchased;

WHEREAS, all Delivered Shares shall be cancelled by Euroseas immediately after the completion of the purchase of the Purchased Shares.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby agreed and acknowledged, the parties hereby agree as follows:

1. Securities Purchase.

(a) Upon the following terms and subject to the conditions contained herein, the Holders agree to deliver to Euroseas the Delivered Shares in exchange for the Purchased Shares. In consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, (i) each Holder will receive for each share of Euroseas Series B Preferred Stock delivered by such Holder one validly issued, fully paid and non-assessable share of EuroDry Series B Preferred Stock; and (ii) all accrued but unpaid dividends on the Euroseas Series B Preferred Shares shall be paid in-kind in accordance with the terms of the Euroseas Series B Preferred.

(b) The closing under this Agreement (the “Closing”) shall take place at the offices of Seward & Kissel LLP, One Battery Park Plaza, New York, NY 10004 upon the satisfaction of each of the conditions set forth in Sections 4 and 5 hereof (the “Closing Date”).

(c) At the Closing, the Holders shall deliver to Euroseas for cancellation all certificates evidencing the Delivered Shares. At the Closing, Euroseas shall issue to the Holders the Purchased Shares in one or more certificates, each in the amounts set forth on Exhibit A attached hereto.

2. Representations, Warranties and Covenants of the Holders. Each of the Holders hereby makes the following representations and warranties to Euroseas, and covenants for the benefit of Euroseas, with respect solely to itself and not with respect to any other Holder:

(a) If a Holder is an entity, such Holder is a corporation, limited liability company or partnership duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(b) This Agreement has been duly authorized, validly executed and delivered by each Holder and is a valid and binding agreement and obligation of each Holder enforceable against such Holder in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors’ rights generally, and each Holder has full power and authority to execute and deliver the Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder.

(c) Each Holder understands that the Purchased Shares are being offered and sold to it in reliance on specific provisions of Federal and state securities laws and that Euroseas is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of each Holder set forth herein for purposes of qualifying for exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws.

(d) Each Holder is an “accredited investor” as defined under Rule 501 of Regulation D promulgated under the Securities Act.

(e) Each Holder is and will be acquiring the Purchased Shares for such Holder’s own account, for investment purposes, and not with a view to any resale or distribution in whole or in part, in violation of the Securities Act or any applicable securities laws; provided, however, that by making the representations herein, such Holder does not agree to hold the Purchased Shares for any minimum or other specific term and reserves the right to dispose of the Purchased Shares at any time in accordance with Federal and state securities laws applicable to such disposition.

(f) The offer and sale of the Purchased Shares is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Each Holder understands that the Purchased Shares purchased hereunder are “restricted securities,” as that term is defined in the Securities Act and the rules thereunder, have not been registered under the Securities Act, and that none of the Purchased Shares can be sold or transferred unless they are first registered under the Securities Act and such state and other securities laws as may be applicable or Euroseas receives an opinion of counsel reasonably acceptable to Euroseas that an exemption from registration under the Securities Act is available (and then the Purchased Shares may be sold or transferred only in compliance with such exemption and all applicable state and other securities laws).

(g) Each Holder owns and holds, beneficially and of record, the entire right, title, and interest in and to the Euroseas Series B Preferred Shares set forth opposite such Holder’s name on Exhibit A, free and clear of all rights and Encumbrances (as defined below).    Each Holder has full power and authority to vote, transfer and dispose of the Euroseas Series B Preferred Shares set forth opposite such Holder’s name on Exhibit A, free and clear of any right or Encumbrance other than restrictions under the Securities Act and applicable state securities laws. Other than the transactions contemplated by this Agreement, there is no outstanding vote, plan, pending proposal, or other right of any person to acquire all or any of the Euroseas Series B Preferred Shares set forth opposite such Holder’s name on Exhibit A. “Encumbrances” shall mean any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement (other than this Agreement) to grant or submit to any of the foregoing in the future.

(h) Each Holder represents that it has not paid, and shall not pay, any commissions or other remuneration, directly or indirectly, to any broker, finder or other third party in connection with the purchase of the Purchased Shares pursuant to this Agreement.

(i) Other than the representations and warranties of each Holder set forth in this Section 2, each Holder makes no other representation or warranty, express or implied. Euroseas acknowledges that, in undertaking the transactions contemplated by this Agreement, it is not relying on any representation or warranty of any Holder, express or implied, other than those set forth in this Section 2.

3. Representations, Warranties and Covenants of Euroseas. Euroseas represents and warrants to each Holder, and covenants for the benefit of each Holder, as follows:

(a) Euroseas has been duly incorporated and is validly existing and in good standing under the laws of the Republic of The Marshall Islands, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure to register or qualify would not have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” shall mean any material adverse effect on the business, operations, properties, prospects, or financial condition of Euroseas and its subsidiaries and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of Euroseas to perform any of its obligations under this Agreement in any material respect.

(b) This Agreement has been duly authorized, validly executed and delivered on behalf of Euroseas and is a valid and binding agreement and obligation of Euroseas enforceable against Euroseas in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors’ rights generally, and Euroseas has full power and authority to execute and deliver the Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder.

(c) The execution and delivery of the Agreement and the consummation of the transactions contemplated by this Agreement by Euroseas, will not (i) conflict with or result in a breach of or a default under any of the terms or provisions of, (A) Euroseas’s certificate of incorporation or by-laws, or (B) of any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to which Euroseas is a party or by which it or any of its material properties or assets is bound, (ii) result in a violation of any provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, Federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over Euroseas, or any of its material properties or assets or (iii) result in the creation or imposition of any material lien, charge or encumbrance upon any material property or assets of Euroseas or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject except in the case of clauses (i)(B), (ii) or (iii) for any such conflicts, breaches, or defaults or any liens, charges, or encumbrances which would not have a Material Adverse Effect.

(d) There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of Euroseas, threatened against Euroseas which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant thereto. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of Euroseas, threatened, against or involving Euroseas or any subsidiary, or any of their respective properties or assets which, if adversely determined, is reasonably likely to result in a Material Adverse Effect.

(e) The Purchased Shares have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Purchased Shares shall be validly issued and outstanding, fully paid and nonassessable, free and clear of all Encumbrances of any kind.

(f) The delivery and issuance of the Purchased Shares in accordance with the terms of and in reliance on the accuracy of each Holder’s representations and warranties set forth in this Agreement will be exempt from the registration requirements of the Securities Act.

(g) Except for the filing of the Certificate of Designations, Preferences and Rights of EuroDry Series B Preferred Stock substantially in the form attached as Exhibit B hereto (the “Certificate of Designation”) or any filings that may be required to comply with Regulation D promulgated under the Securities Act of 1933, no consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of Euroseas is required in connection with the valid execution and delivery of this Agreement or the offer, sale or issuance of the Purchased Shares or the consummation of any other transaction contemplated by this Agreement.

(h) Neither Euroseas nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the Purchased Shares.

(i) Euroseas represents that it has not paid, and shall not pay, any commissions or other remuneration, directly or indirectly, to any broker, finder or any other third party in connection with the Purchased Shares pursuant to this Agreement.

(j) Euroseas covenants and agrees that promptly following the Closing Date, all Delivered Shares will be cancelled and retired by Euroseas.

(k) The authorized capital stock of EuroDry and the shares thereof issued and outstanding as of May 30, 2018 are set forth on Exhibit C attached hereto.

(l) Other than the representations and warranties of Euroseas set forth in this Section 3, Euroseas makes no other representation or warranty, express or implied. Each Holder acknowledges that, in undertaking the transactions contemplated by this Agreement, it is not relying on any representation or warranty of Euroseas, express or implied, other than those set forth in this Section 3.

4. Conditions Precedent to the Obligation of Euroseas to Deliver the Purchased Shares. The obligation hereunder of Euroseas to issue and deliver the Purchased Shares to each Holder is subject to the satisfaction or waiver, at or before the Closing Date, of each of the conditions set forth below. These conditions are for Euroseas’s sole benefit and may be waived by Euroseas at any time in its sole discretion.

(a) Each Holder shall have executed and delivered this Agreement.

(b) Each Holder shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Holder at or prior to the Closing Date.

(c) The representations and warranties of each Holder shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date.

(d) No statute, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement at or prior to the Closing Date.

5. Conditions Precedent to the Obligation of the Holders to Accept the Purchased Shares. The obligation hereunder of each Holder to accept the Purchased Shares is subject to the satisfaction or waiver, at or before the Closing Date, of each of the conditions set forth below. These conditions are for each Holder’s sole benefit and may be waived by each Holder at any time in its sole discretion.

(a) Euroseas shall have executed and delivered this Agreement.

(b) EuroDry shall have filed the Certificate of Designation with the applicable authority of the Marshall Islands, in substantially the form attached hereto as Exhibit B.

(c) Euroseas shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Agreement to be performed, satisfied or complied with by Euroseas at or prior to the Closing Date.

(d) Each of the representations and warranties of Euroseas shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date.

(e) No statute, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement at or prior to the Closing Date.

(f) No Material Adverse Effect shall have occurred at or before the Closing Date.

(g) Euroseas shall have delivered on the Closing Date to the Holders a secretary’s certificate, dated as of the Closing Date, as to (i) the resolutions of the board of directors of Euroseas authorizing the transactions contemplated by this Agreement, (ii) Euroseas’s certificate of incorporation and bylaws, each as in effect at the Closing, and (iii) the authority and incumbency of the officers of Euroseas executing this Agreement.

6. Legend. Each certificate representing the Purchased Shares shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR EURODRY LTD. SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.”

Euroseas agrees to reissue certificates representing any of the Purchased Shares, without the legend set forth above if at such time, prior to making any transfer of any such Purchased Shares, such holder thereof shall give written notice to Euroseas describing the manner and terms of such transfer and removal as Euroseas may reasonably request, and provided the conditions set forth in this paragraph shall have been met. Such proposed transfer will not be effected until: (a) Euroseas has either (i) received an opinion of counsel that the registration of the Purchased Shares is not required in connection with such proposed transfer; or (ii) filed a registration statement under the Securities Act covering such proposed disposition has been filed by Euroseas with the Securities and Exchange Commission, which registration statement has become effective under the Securities Act; and (b) Euroseas has received an opinion of counsel that either: (i) the registration or qualification under the securities or “blue sky” laws of any state is not required in connection with such proposed disposition, or (ii) compliance with applicable state securities or “blue sky” laws has been effected. Euroseas will use reasonable efforts to respond to any such notice from a Holder within five (5) business days. In the case of any proposed transfer under this Section, Euroseas will use reasonable efforts to comply with any such applicable state securities or “blue sky” laws, but shall in no event be required, in connection therewith, to qualify to do business in any state where it is not then qualified or to take any action that would subject it to tax or to the general service of process in any state where it is not then subject. The restrictions on transfer contained in this Section shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Agreement.

7. Fees and Expenses. Euroseas will cover reasonable fees and expenses of the Holders legal counsel, if any, that are incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

8. Registration Rights. Except pursuant to the agreements set forth in Exhibit C hereto and except for any Purchaser, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the EuroDry.

9. Survival.    The representations and warranties of each party contained in Sections 2 and 3 shall survive the Closing for a period ending on the eighteen (18) month anniversary of the Closing. Notwithstanding the foregoing, the passing of the above survival period for any representation or warranty shall not terminate or affect any claim with respect to such representation or warranty as to which notice has been delivered to the other party prior to the end of such survival period.

10. Indemnification.

(a) Euroseas hereby agrees to indemnify and hold harmless each Holder and its officers, directors, shareholders, members, managers, employees, agents and attorneys against any and all losses, claims, damages, liabilities and reasonable expenses (collectively “Claims”) incurred by each such person in connection with defending or investigating any such Claims, whether or not resulting in any liability to such person, to which any such indemnified party may become subject, insofar as such Claims arise out of or are based upon any breach of any representation or warranty or agreement made by Euroseas in this Agreement.

(b) Each Holder hereby agrees to indemnify and hold harmless Euroseas and its officers, directors, shareholders, members, managers, employees, agents and attorneys against any and all Claims incurred by each such person in connection with defending or investigating any such Claims, whether or not resulting in any liability to such person, to which any such indemnified party may become subject, insofar as such Claims arise out of or are based upon any breach of any representation or warranty or agreement made by such Holder in this Agreement.

11. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without giving effect conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of the parties consents to the exclusive jurisdiction of the Federal courts whose districts encompass any part of the County of New York located in the City of New York, Borough of Manhattan, in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. Each party waives its right to a trial by jury. Each party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law. The parties hereby waive trial by jury in any judicial proceeding to which they are parties involving, directly or indirectly, any matter arising out of, related to or in connection with this Agreement.

12. Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, express overnight courier, registered first class mail, facsimile or email (provided that any notice sent by facsimile or email shall be confirmed by other means pursuant to this Section), initially to the address set forth below, and thereafter at such other address, notice of which is given in accordance with the provisions of this Section.

(a) if to Euroseas:

4 Messogiou Street & Evropis St.

151 24 Maroussi Greece

Attention: Aristides J. Pittas

with a copy to:

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

Attention: Lawrence Rutkowski, Esq.

(b) if to the Holders:

At the address of such Holder set forth on Exhibit A to this Agreement;

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when receipt is acknowledged, if telecopied; or when actually received or refused if sent by other means.

13. Confidentiality. Each Holder acknowledges and agrees that the existence of this Agreement and the information contained herein and in the Exhibits hereto is of a confidential nature and shall not, without the prior written consent of Euroseas, be disclosed by such Holder to any person or entity, other than such Holder’s personal financial and legal advisors for the sole purpose of evaluating an investment in Euroseas, and that it shall not, without the prior written consent of Euroseas, directly or indirectly, make any statements, public announcements or release to trade publications or the press with respect to the subject matter of this Agreement. Each Holder further acknowledges and agrees that the information contained herein and in the other documents relating to this transaction may be regarded as material non-public information under United States federal securities laws, and that United States federal securities laws prohibit any person who has received material non-public information relating to Euroseas from purchasing or selling securities of Euroseas, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Euroseas. Accordingly, until such time as any such non-public information has been adequately disseminated to the public, each Holder shall not purchase or sell any securities of Euroseas, or communicate such information to any other person. For the avoidance of doubt nothing in this clause will prohibit Euroseas or Eurdry from reporting this agreement to the SEC.

14. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous oral or written proposals or agreements relating thereto all of which are merged herein. This Agreement may not be amended or any provision hereof waived in whole or in part, except by a written amendment signed by both of the parties.

15. Severability. If any term of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision of this Agreement.

16. Amendments and Waivers. This Agreement may be amended, modified, superseded, or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by a written instrument executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance.

17. Independent Nature of Holders’ Obligations and Rights. The obligations and rights of each Holder under this Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Agreement. The decision of each Holder to purchase the Purchased Shares pursuant to this Agreement has been made by such Holder independently of any other Holder. Nothing contained in this Agreement, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Holder acknowledges that no other Holder has acted as agent for the such Holder in connection with making its investment hereunder and that no other Holder will be acting as agent of such Holder in connection with monitoring its investment in the Purchased Shares or enforcing its rights under this Agreement. Each Holder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

18. Counterparts. This Agreement may be executed by facsimile, electronic or .pdf signature and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement was duly executed on the date first written above.

EUROSEAS LTD.

By:	/s/ Aristides J. Pittas
Name: Aristides J. Pittas
Title: Chairman, President & CEO

Signature Page to Purchase Agreement

IN WITNESS WHEREOF, this Agreement was duly executed on the date first written above.

TENNENBAUM OPPORTUNITIES FUND VI, LLC

By: Tennenbaum Capital Partners, LLC, Investment Manager

By:	/s/ Howard Levkowitz
Name: Howard Levkowitz
Title: Managing Partner

Signature Page to Purchase Agreement

IN WITNESS WHEREOF, this Agreement was duly executed on the date first written above.

PREFERRED FRIENDS INVESTMENT COMPANY, INC.

By:	/s/ Aristides J. Pittas
Name: Aristides J. Pittas
Title: Director & Vice-President

Signature Page to Purchase Agreement

EXHIBIT A

Name and Address of Holder	Number of Euroseas Series B Preferred Stock	Amount of Accrued but Unpaid Dividends on Euroseas Series B Preferred Stock	Number of Shares of EuroDry Series B Preferred Stock
Tennenbaum Opportunities Fund VI, LLC 2951 28th Street, Suite 1000 Santa Monica, CA 90405	15,506.50	None	15,506.50
Preferred Friends Investment Company 4 Messogiou & Evropis Street 151 24 Maroussi Greece	3,535.50	None	3,535.50